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EXHIBIT 5.1

                       [PILLSBURY WINTHROP LLP LETTERHEAD]

                                 April 2, 2002


SONICblue Incorporated
2841 Mission College Boulevard
Santa Clara, CA  95054

Re:     Registration Statement on Form S-8

Gentlemen:

        We are acting as counsel for SONICblue Incorporated, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 relating to the registration under the Securities Act of 1933, as amended (the "Act"), of 3,071,202 shares of the Company's Common Stock, par value $0.0001 per share (the "Shares"), issuable pursuant to the Company's 1989 Stock Plan (the "Plan").

        We have examined and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions rendered herein. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                            Very truly yours,

                                            /s/ Pillsbury Winthrop LLP